As filed with the Securities and Exchange Commission on September 30, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________
COMSTOCK MINING INC.
(Exact name of registrant as specified in its charter)

Nevada	65-0955118
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
117 American Flat Road
Virginia City, NV 89440
(775) 847-5272
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________________________________
Corrado De Gasperis
Executive Chairman & Chief Executive Officer
117 American Flat Road
Virginia City, NV 89440
(775) 847-5272
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________
With a copy to:
Clyde W. Tinnen, Esq.
Foley & Lardner LLP
777 East Wisconsin Avenue, 39th Floor
Milwaukee, WI 53202
(414) 271-2400
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	Accelerated Filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.000666 per share, for sale by selling stockholder	3,500,000 (2)	$2.71 (3)	$9,485,000 (3)	$1,034.81 (4)
1	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.
2	All 3,500,000 shares of Common Stock are to be offering by the selling stockholder named herein, which shares of Common Stock were issued to the selling stockholder pursuant to the Note Purchase Agreement (defined below).
3	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, The price is based on the average of the high and low price on September 29, 2021, as reported on the NYSE American LLC.
4	Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2021

3,500,000 Shares of Common Stock

This prospectus relates to the offer and resale by the selling stockholder, LP Biosciences LLC, a Wyoming limited liability company , and its subsequent transferees, pledgees, donees and successors (the “seller”) of up to 3,500,000 shares of our Common Stock, par value $0.000666 per share (the “Common Stock”), that are presently issued and outstanding.

The shares offered hereby may be sold from time to time by the seller. The seller is not required to offer or sell any shares, pursuant to this prospectus or otherwise. The seller anticipates that, if and when offered and sold, the shares will be offered and sold in transactions effected on NYSE AMERICAN LLC, or NYSE AMERICAN, at then prevailing market prices. The seller has the right, however, to offer and sell the shares on any other national securities exchange on which the Common Stock may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions at a price then to be negotiated.

All proceeds from sales of shares by seller will be paid directly to the seller and will be used toward load funding requirements that we have pursuant to the Note Purchase Agreement (the “Note Purchase Agreement”), dated July 13, 2021, by and among Comstock Mining Inc. (the “Company”), and the seller. We will not receive any proceeds from the sale of shares by the seller, unless the seller is required to remit cash to the Company under the terms of the Note Purchase Agreement. We will bear all of the expenses in connection with the registration of the shares offered hereby, including legal and accounting fees.

You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement, carefully before you invest in our shares.

Our Common Stock is listed on the NYSE AMERICAN under the symbol “LODE.” On September 29, 2021, the closing price of one share of our Common Stock on NYSE AMERICAN was $2.59 per share.

Investing in our securities involves risks that are referenced in the “Risk Factors” section, at page 8, of this prospectus and are set forth in our periodic reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
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The date of this prospectus is , 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, the seller may, from time to time, offer and sell shares of our Common Stock pursuant to this prospectus. This prospectus provides you with a general description of the securities the seller may offer.

You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under “Where You Can Find More Information” before you invest in our securities. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you must rely on the information in the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operation and prospects may have changed since those dates.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

In this prospectus, unless otherwise specified or the context otherwise requires, “Comstock,” “we,” “us” and “our,” “our Company” or the “Company” refer to Comstock Mining Inc. and its consolidated subsidiaries. In addition, unless the context requires otherwise, reference to the “Board” refers to the Board of Directors of Comstock Mining Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at, and obtain a copy of any
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such document by mail from, the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room and its charges.
We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does, and any prospectus supplement will, not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the Commission. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the Commission’s web site described above and can be read and copied at the locations described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the Commission. We maintain a web site at http://www.comstockmining.com. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the Commission pursuant to the Exchange Act and hereby incorporate them by reference in the registration statement:

We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 10, 2021 (the “2020 Form 10-K”);

(b) Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, filed with the Commission on May 11, 2021 and August 9, 2021, respectively (the “Form 10-Qs)

(c) Our proxy statement on Schedule 14A, filed with the Commission on April 20, 2021;

(d) The description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”); and

(e) Our current reports on Form 8-K filed with the SEC on January 4, 2021, January 5, 2021, February 9, 2021, February 18, 2021, March 2, 2021, June 4, 2021, June 28, 2021, July 29, 2021, August 6, 2021 and September 9, 2021.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

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Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus.

We make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:
Comstock Mining Inc.
P.O. Box 1118
Virginia City, Nevada 89440
Attention: Investor Relations
Telephone: (775) 847-5272

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere or incorporated by reference in this prospectus, including financial statements and the related notes. You should carefully consider, among other things, the matters discussed under “Risks Factors” in the 2020 Form 10-K and in other documents that we subsequently file with the Commission that are incorporated by reference herein.

The Company

The Company is an emerging leader in the sustainable extraction, valorization, and production of innovation-based, clean, renewable natural resources, with a focus on high-value, cash-generating, strategic materials that are essential to meeting the rapidly increasing global demand for clean energy, carbon-neutrality, and natural products.

The Company’s goal is to grow per-share value by commercializing environment-enhancing, natural resource-based products and processes that generate a rate of predictable cash flow (throughput) and increase the long-term enterprise value of our northern Nevada based platform. The next three years are dedicated to delivering that value by achieving the performance objectives listed below:

Commercialize a global, environmental, social, corporate governance (“ESG”) compliant, profitable, mercury remediation and other critical mineral systems:

•    Establish the technical efficacy of the Mercury Clean Up, LLC (“MCU”) Comstock Mercury System, and protect the intellectual property;
•    Deploy and operate the first international mercury remediation project by deploying MCU’s second and third mercury remediation systems into the Philippines;
•    Identify, evaluate and prioritize a pipeline of potential mercury remediation projects; then deploy the third and fourth mercury remediation projects, producing extended, superior cash flow returns; and
•    Assess and acquire accretive, ESG-based, natural resource material expansion opportunities.

Establish and grow the value of our mineral properties:

•    Establish the Dayton Resource area’s maiden, stand-alone mineral resource estimate;
•    Expand the Dayton-Spring Valley Complex through exploration drilling and geophysical modelling;
•    Develop the expanded Dayton-SV Complex toward full economic feasibility, supporting a decision to mine;
•    Entitle the Dayton-SV Complex with geotechnical, metallurgical, and environmental studies and permitting; and
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•    Validate the Comstock NSR Royalty portfolio (e.g., Lucerne Mine, Occidental Lode, Comstock Lode).

Monetize non-strategic assets and build a quality organization:

•    Monetize our third-party, junior mining securities responsibly, for $12.5 million or more;
•    Monetize our non-mining assets for $12.5 million, excluding the Gold Hill Hotel;
•    Grow the value of our Opportunity Zone investments to over $30.0 million; and
•    Deploy a systemic organization, capable of accelerating growth and handling complexity.

The plan is designed to deliver per-share value over the next three years, while positioning the Company for continued growth.

We began acquiring properties in the Comstock District in 2003. Since then, we have consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and completed two phases of test production. We are currently developing four new businesses, including our Lithium-ion battery recycling business, LINICO Corporation (“LINICO”); our mercury remediation business, MCU; our development of disruptive quantum computing programs with prioritized applications in all of our existing lines of business, Quantum Generative Materials LLC (“GenMat”); and our carbon-reducing industrial hemp processing and crude oil extraction business, MANA Corporation (“MANA”). We continue evaluating environment-enhancing, natural resource-based products and processes, especially in the areas of carbon capture and utilization, that can grow the rate of our predictable future cash flow (throughput) and increase the long-term enterprise value of our entire asset-based platform.

We now own, control, or retain a royalty interest in approximately 9,358 acres of mining claims, parcels, and royalty interests in the broader Comstock District and surrounding area. The acreage includes approximately 2,396 acres of patented claims and surface parcels (private lands), and approximately 6,962 acres of unpatented mining claims (public lands), which the Bureau of Land Management administers. Our headquarters is on American Flat Road, immediately north of the Lucerne resource area and just south of Virginia City, Nevada.

Because of the Comstock District’s historical significance, the geology is well known and has been extensively studied by the Company, our advisors and many independent researchers. We have expanded our understanding of the geology through vigorous surface mapping and drill hole logging. The volume of geologic data is immense, particularly in the Lucerne and Dayton resource areas. We have amassed a large library of historical data and detailed surface mapping of Comstock District properties and continue to obtain historical information from public and private sources. We integrate this data with information obtained from our mining operations, to target prospective geological exploration areas and plan exploratory drilling programs, including expanded surface and underground drilling.

Our Dayton resource area and the adjacent Spring Valley exploration targets are located in Lyon County, Nevada, approximately six miles south of Virginia City. Access to the properties is by State Routes 341 and 342, both paved roads.

Our sale to Tonogold Resources, Inc. (“Tonogold”) of the membership interests in Comstock Mining LLC, the owner of the Lucerne Mine, resource area and related permits closed on September 8, 2020. The Lucerne resource area is located in Storey County, Nevada, approximately three miles south of Virginia City and 30 miles southeast of Reno. The Lucerne resource area was host to our most recent test mining operations from 2012 through 2016. Lucerne is the subject of ongoing assessment, exploration and development plans by Tonogold. We retain a 1.5% NSR royalty in the Lucerne properties.

We achieved initial production and first poured gold and silver on September 29, 2012, ceased mining in 2015, and concluded processing in 2016. From 2012 through 2016, we mined and processed approximately 2.6 million tons of mineralized material, and produced 59,515 ounces of gold and 735,252 ounces of silver.

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On February 15, 2021, we entered into a Series A Preferred Stock Purchase Agreement (“LINICO Stock Purchase Agreement”) with LINICO and purchased shares of LINICO convertible preferred stock representing 45.45% of LINICO fully diluted shares and 48.78% of voting shares, in exchange for 3.0 million shares of our restricted common stock, and committed $4.5 million in cash payments between February and September 2021. LINICO is a cleantech startup, with plans for a state-of-the art battery materials recycling facility focused on commercializing economically viable and environmentally sustainable technologies for lithium-ion battery recycling. LINICO’s goal is to alleviate global reliance on harmful mining activities that are used in the production of critical minerals, to support the increasingly high demand and shortage of these critical minerals, to close-the-loop on sustainable practices for end-of-life lithium-ion batteries, and to support a clean energy economy. We have the right, through a warrant and other investments, to purchase over 57% of LINICO’s fully diluted voting share ownership.

Our corporate structure is well aligned with our strategic focus. Comstock remains the parent company that wholly owns the realigned subsidiaries. Comstock Processing LLC owns the American Flat processing facility and additional land for potential expansion. Comstock Northern Exploration LLC owns or controls the remaining Storey County exploration targets, primarily located north of the Lucerne properties, including the Occidental Lode. Comstock Exploration and Development LLC owns or controls the Lyon County mining claims and exploration targets, including the Dayton Resource Area and the Spring Valley target. Comstock Industrial LLC owns properties in Silver Springs and related water rights. Downtown Silver Springs LLC (“DTSS”) owns other properties in downtown Silver Springs. Comstock Real Estate Inc. owns the Daney Ranch and the Gold Hill Hotel.

Comstock Mining LLC, now 100% owned by Tonogold, controls the Lucerne properties, including those owned by Northern Comstock LLC (“Northern Comstock”). The Company recorded a gain of $18.3 million associated with the sale of Comstock Mining LLC in 2020.

Current Projects - Natural Resource Renewal

LINICO Corporation Investment

On February 15, 2021, the Company, Aqua Metals, Inc. (“AQMS”) and LINICO entered into the LINICO Stock Purchase Agreement. The investment is in line with our focus on sustainable extraction, valorization, and production of innovation-based, clean, renewable natural resources, concentrating on high-value, cash-generating, strategic materials that are essential to meeting the rapidly increasing global demand for clean energy.

Purchase of LINICO Preferred Stock

Pursuant to the LINICO Stock Purchase Agreement, we purchased 6,250 shares of LINICO Series A 8% Convertible Preferred Stock (“Series A Preferred”) for $6,250,000 and issued 3.0 million shares of our restricted common stock (“CMI Stock”) in payment of the purchase price. Upon issuance, the CMI Stock had a fair value of $6,750,000, of which $6,250,000 was allocated to the investment in shares of LINICO and $500,000 was allocated to the derivative asset related to LINICO on the condensed consolidated balance sheets. The Series A Preferred has a conversion price of $1.25 per share of LINICO common stock. Following the purchase of the Series A Preferred, we own 45.45% of LINICO fully diluted shares and 48.78% of voting shares. Our chief executive officer is a member of the LINICO board of directors.

The LINICO Stock Purchase Agreement provides that LINICO will use the proceeds to fund (i) technology-based lithium-ion battery recycling and cathode production equipment, (ii) an industrial facility lease-purchase, (iii) startup costs and general working capital; (iv) a $1.0 million investment in Green Li-ion Pte. Ltd., and (v) the repurchase of LINICO common stock with a value of $500,000.

Cash Commitment

Under the LINICO Stock Purchase Agreement, we also agreed to make $4.5 million in cash payments to LINICO (“Cash Commitment”), payable in a series of installments between February 26, 2021 and September 30,
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2021. As of July 1, 2021, $2.5 million had been paid and was recognized as an addition to the derivative asset related to LINICO on the condensed consolidated balance sheets.

Warrant

Pursuant to the LINICO Stock Purchase Agreement, the Company and LINICO entered into a warrant agreement (“Warrant”) wherein we have the right to purchase 2,500 additional shares of Series A Preferred for a total exercise amount of $2.5 million. The Series A Preferred received by us pursuant to exercise of the Warrant may be converted into shares of LINICO common stock at a conversion price of (i) $1.25, if exercised on or before February 15, 2022, or (ii) $2.00, if exercised after February 15, 2022.

LINICO Lease Agreement and Additional Lease Deposit

Pursuant to the terms of an industrial lease between LINICO and AQMS, entered into on February 15, 2021 (“LINICO Lease Agreement”), if LINICO elects not to exercise its option to purchase from AQMS land, buildings and related improvements, initially leased by AQMS to LINICO, for (i) $14,250,000, if the purchase is made on or before October 1, 2022 or (ii) $15,250,000, if the purchase is made after October 1, 2022, we can assume the purchase option.

The LINICO Lease Agreement requires LINICO to make an initial deposit and, by November 1, 2022, an additional deposit (“Additional Deposit”) in an amount equal to $2.0 million, to be credited towards the purchase price of the facility. The LINICO Stock Purchase Agreement grants us the option to fund the Additional Deposit with shares of our common stock (in no event will we issue shares to LINICO pursuant to the LINICO Stock Purchase Agreement that exceed 19.9% of our total issued and outstanding common shares as of February 15, 2021).

Obligations

In the event cash proceeds received by LINICO from the sale of the CMI Stock are less than $6,250,000, we are obligated to provide LINICO with additional shares of our common stock or cash to make up the shortfall. However, if cash proceeds from the sale of CMI Stock plus Cash Commitment payments received by LINICO (“Consideration”) exceed $10,750,000, the excess must be returned to us by LINICO, along with any remaining shares of CMI Stock held by LINICO. The first $4.5 million of Consideration received by LINICO in excess of $6,250,000 will be applied to exercise our Warrant (up to $2,500,000) and, thereafter, to fund the Additional Lease Deposit (up to $2.0 million), with additional Series A Preferred issued to us for the amount funded.

Acquisition of Renewable Process Solutions Inc.

On June 2021, Comstock acquired 100% of the capital stock and voting shares of Renewable Process Solutions Inc. (“RPS”), an advanced process engineering and renewable technology development company, in exchange for 1,000,000 restricted shares of our common stock, with a fair value of $2.4 million and the assumption of $0.1 million in liabilities.

We identified RPS in discussions with our current and prospective investment companies, and acquired RPS to build our critical core competencies in advanced process engineering and renewable technology development necessary to facilitate our participation in the development and growth of these companies.

Investment in Quantum Generative Materials LLC

On June 24, 2021, Comstock invested in the equity of GenMat, a developer of quantum computing technologies with the goal of accelerating material science discovery and development and partnering in the commercialization of new quantum generated materials. GenMat is developing a proprietary quantum operating system to harnesses emerging quantum computing technologies and develop breakthrough new materials for use in our strategically aligned, high-impact fields of interest, including global mining, battery recycling, and carbon capture.
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Comstock’s Venture with Mercury Clean Up, LLC

In June 2019, we entered into an agreement with MCU (as amended, the “MCU Agreement”) to pilot test new, cleaner technologies, in collaboration with Oro Industries Inc. (“Oro”), for the manufacture and global deployment of mercury remediation systems with proprietary mechanical, hydro, electro-chemical and oxidation processes, to reclaim and remediate mercury from soils, waste and tailings. MCU has the exclusive, worldwide rights to four patentable technologies and equipment that we believe will demonstrate feasible, economic mercury remediation. Comstock provides the platform for testing the mercury remediation system and MCU will conduct the trials that prove scalable feasibility. MCU plans to deploy the solution globally and has secured its first major, international remediation project in the Philippines. Comstock’s award-winning mercury reclamation experience coupled with MCU’s technology and processing know-how positions a new, global growth opportunity consistent with our Strategic Focus.

Worldwide unregulated activity has released thousands of tons of mercury into the environment. The continued worldwide use of mercury in unregulated activities, primarily outside of the United States, is polluting air, soils and waters, and poisoning marine life and endangering lives. Ongoing, unregulated artisanal mining outside of the U.S. represents more than 40% of ongoing mercury contamination and represents a tremendous opportunity for cleaning up the environment in a sustainable, profitable manner. Mercury will not go away by itself and must be removed to stop the pollution. Mercury can’t be broken down or destroyed, and MCU, in collaboration with Oro and the Company, is pioneering an effective solution.

    Pursuant to the MCU Agreement, the Company committed $2.0 million of capital contributions payable in cash of $1,150,000 and stock of $850,000, in exchange for 15% of the fully-diluted equity ownership of MCU and 50% of the equity of any future joint ventures formed with MCU. Through June 30, 2021, we have invested $1,150,000 in cash and $850,000 in shares of our common stock, representing a $2.0 million commitment for MCU to demonstrate the feasibility of the Mercury Remediation System on CPL’s permitted platform. In addition, by providing $2.0 million of financing to MCU Philippines, Inc. (“MCU-P”), the Philippines joint venture company, Comstock earned an additional 10% ownership in MCU, increasing our equity ownership in MCU to 25%.

Over the past seven years, Comstock has implemented several plans, approved by the Nevada Division of Environmental Protection (“NDEP”), intended to address NDEP and the U.S. Environmental Protection Agency protocols, guidance and goals for sampling, characterizing, transporting and managing mercury within the Carson River Mercury Superfund Site (“CRMS”) Study Area. These plans and CPL’s existing, permitted infrastructure provide an ideal platform for validating the efficacy of the MCU process and technology. MCU and the Company will work closely with NDEP for any additional approvals or permits.

The Company and MCU are evaluating numerous locations containing historical, mercury-contaminated tailings, and developing a detailed schedule for pilot testing. MCU delivered sampling and testing equipment to the American Flat site in February 2020, and began taking samples of tailings at locations in the CRMS to locate suitable material to commence testing. The remaining equipment arrived at the American Flat site during the third quarter of 2020, and MCU began stockpiling material and initial test processing during the fourth quarter of 2020. During the first half of 2021, we led a program of detailed sampling of several Comstock-district tailings deposits. The results will lead to the prioritization of the tailings for pilot-scale production.

Based on successful proof of technical and economic viability, the Company and MCU would create a new, 50-50 venture to be called Comstock Mercury Remediation to pursue global business opportunities. We currently hold 25% of the membership interests of MCU and, separately, the right to 50% participation in any joint ventures, including, but not limited to, MCU-P and the Comstock mercury remediation project, the first two mercury remediation project opportunities.

We entered into a second amendment of the MCU Agreement, on April 10, 2020, wherein, MCU and Comstock have identified an opportunity to remediate mercury in the Philippines, particularly in the province of Davao d’ Oro (“Philippine Opportunity”); where Comstock and MCU formed a new joint venture to engage
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profitably in the Philippine Opportunity. We have made cash investments in the form of $2.0 million in non-interest-bearing loans, committed up to an additional $1.0 million in equity and debt investments, and received 50% ownership of MCU-P. Our investments in joint ventures under the MCU Agreement reached $2.0 million in the first quarter of 2021, and we were issued an additional 10% of the membership interests in MCU, for total membership interests of 25%.

The first processing unit was shipped to the Philippines in the fourth quarter of 2020. Mercury remediation testing combined with limited production of sand and gravel commenced in the first half of 2021. A permit is pending to allow the operation to scale to full production rates. Production rates are expected to increase throughout the remainder of 2021.

Acquisition of Plain Sight Innovations

On September 7, 2021, the Company entered into a Securities Exchange Agreement (the “Securities Exchange Agreement”) with the shareholders of Plain Sight Innovations Corporation (“PSI”), in order to acquire 100% of the issued and outstanding equity of PSI, in exchange for 8,500,000 restricted shares of the Company’s common stock. Such shares are subject to transfer restrictions (the Lock-Up”), of which 28% will be released from the Lock-Up 180 days after closing, and the remaining 72% will be released in eight (8) equal installments of 9% every six months thereafter.

In connection with the transactions described above, the Company agreed to appoint a designee of one of the former shareholders of PSI, Triple Point Asset Management LLC (“TPAM”), to the Company’s board of directors and as Comstock’s president and chief financial officer, and agreed to appoint a designee of another one of the former shareholders of PSI, Global Catalytic Disruptor Fund LLC (“GCDF”), to serve as Comstock’s chief technology officer.

TPAM’s appointee is Kevin Kreisler, the beneficial owner and sole manager, executive officer and director of TPAM. GCDF’s appointee is David Winsness, the beneficial owner and sole manager, executive officer and director of GCDF.

Flux Photon Asset Acquisition

On September 7, 2021, the Company also entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Flux Photon Corporation (“Flux”), in order to acquire certain intellectual property and related photovoltaic and photocatalysis laboratory equipment (the “Assets”). The purchase price payable for the Assets is $18,000,000 payable in cash to Flux with 20% of the future monthly consolidated sales, less total variable costs, less operating expenses, maintenance, tax payments, and debt service payments of the Company and its now and hereafter-existing subsidiaries, until the purchase price of $18,000,000 has been fully paid. The Company assigned the Assets to its wholly-owned PSI subsidiary immediately after closing.

Current Projects – Mining

Exploration and Development

We have identified many exploration targets on our land holdings in the Comstock District, but have focused, to date, on the Dayton resource area and, through our collaboration with Tonogold, the Lucerne resource area (including surface and underground exploration). We have also leased the remaining Storey County mineral claims, including the Occidental group and other exploration targets, to Tonogold, which has near-term plans for exploration and ultimately development towards economic feasibility for those assets. We are developing exploration plans for the remaining areas, primarily the Dayton resource area and Spring Valley group that we view as an extension of the Dayton resource area.

Our district-wide exploration and development plans contemplate three specific, geological areas that we have organized into our wholly-owned subsidiaries, Comstock Exploration and Development LLC and, Comstock
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Northern Exploration LLC, and Comstock Mining LLC. Comstock Exploration and Development LLC includes the Dayton and Spring Valley areas. Comstock Northern Exploration LLC includes the Occidental and Gold Hill exploration targets now leased to Tonogold, and Comstock Mining LLC, acquired by Tonogold in September 2020, includes the Lucerne properties, in which we retain a 1.5% NSR royalty. These exploration targets represent over 7 miles of mineralized strike length, with current and historical grades of gold and silver, and significant historical mine production (Figure 3).

We retain royalties ranging from 1.5% to 3.0% on the Lucerne, Occidental and other properties, and an additional royalty of 1.0% (that is 25% of 4%) on Sutro Tunnel Company (“Sutro”) mining patents in Storey County, Nevada, through the Company’s 25% membership interests in Pelen Limited Liability Company (“Pelen”), the 100% owner of Sutro.

Comstock Processing LLC (100% owner of the American Flat Processing Facility)

The processing facility is in the American Flat area of Gold Hill, Nevada, less than a mile west of Lucerne, and operated 24 hours per day, seven days per week, for substantially all of late 2012 through 2016. During 2019, Comstock formed Comstock Processing LLC (“CPL”), a newly realigned, wholly-owned subsidiary that owns all of the properties, plant, equipment, and permits for the crushing, agglomerating, leaching, Merrill Crowe processing, mercury retort, refining, and metallurgical operations located at 1200 American Flat Road, Virginia City, Nevada. The facilities represent a fully permitted platform, best positioned for implementing our Strategic Focus on high-value, cash-generating, precious metal-based activities, including, but not limited to, metals exploration, engineering, resource development, economic feasibility assessments, mineral production, metal processing and related ventures of environmentally friendly, and economically enhancing mining technologies. To date, CPL has entered into two agreements that leverage its platform for nearer-term cash generation; first with the Lease Option Agreement with Tonogold to lease and operate the facilities and second, with MCU for the commercial pilot of the MCU mercury remediation system.

CPL’s Lease Option with Tonogold

On November 18, 2019, we entered into the Lease Option Agreement to lease our permitted American Flat mining properties, plant and equipment to Tonogold for crushing, leaching and processing material from the Lucerne Mine. Under the Lease Option Agreement, Tonogold is required to reimburse the Company approximately $1.1 million in expenses to maintain the option. If the option is exercised, Tonogold will then pay us a rental fee of $1.0 million per year plus $1 per processed ton, in addition to all the costs of operating and maintaining the facility. After the first $15.0 million in rental fees are paid, the rental fee will step down to $1.0 million per year and $0.50 per processed ton for the next $10.0 million paid to us.

CPL and Development of Clean Technologies

The ongoing testing of alternative technologies aligns with our Strategic Focus on responsible development. A breakthrough with cleaner technologies could result in higher, faster recoveries with reduced waste, shorter permitting cycle times and lower reclamation costs.

We continue exploring other partners and ventures that can leverage our fully-permitted platform for the development of cash-generating, precious and strategic minerals-based activities, including, but not limited to, metals exploration, engineering, resource development, economic feasibility assessments, mineral production, metal and other materials processing, and related ventures of environmentally-friendly and economically enhancing mining and materials technologies.

Comstock Exploration & Development (100% owner of the Dayton Resource and Spring Valley Exploration Areas)

Our Dayton resource area and the adjacent Spring Valley exploration targets are located in Lyon County, Nevada, approximately six miles south of Virginia City. Access to the properties is by State Routes 341 and 342, both paved roads. The Dayton resource area includes the historic Dayton, Kossuth and Alhambra patents, and the
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Dayton Consolidated mine workings. The historic Dayton Consolidated mine was the last meaningful underground mining operation in the Comstock District, before being closed after the War Act in October 1942, which closed down non-essential gold mining operations in the United States and its territories.

The Dayton resource area ranks as our top exploration and development target. In January 2014, the Lyon County Board of Commissioners approved strategic master plan and zoning changes on the Dayton, Kossuth and Alhambra mining patents and other properties located in the Dayton resource area, enabling a more practical, comprehensive feasibility study for mining. Geological studies and development planning are currently underway utilizing data from extensive metallurgical testing and assessment during 2017, an additional 30,818 feet of drilling completed in 2015, geophysical analysis and interpretation completed in 2013, and extensive geological data from pre-2013 drill programs.

During the third quarter of 2020, we engaged Geotech Ltd (“Geotech”) of Aurora, Canada, to conduct an airborne geophysical survey of the Dayton resource area, Spring Valley exploration targets, and the rest of our Comstock District properties. The survey included both magnetic and Geotech’s proprietary Versatile Time-Domain Electromagnetic surveys. The survey was flown from September 19 through October 3, 2020, with 1,161 line-kilometers. The interpreted, three-dimensional results were delivered in the second quarter of 2021. The results will greatly increase our understanding of the Dayton resource area and Spring Valley resource expansion potential, along with our other exploration targets in Lyon County.

Our technical staff is currently compiling a detailed structural interpretation of the Dayton resource area, which will provide the framework for a completely new resource model. The detailed interpretation is leading to a list of highly prospective drill targets to further define and expand the mineral resource.

The plan includes expanding the current resource at the Dayton resource area and continuing southerly into Spring Valley. The Spring Valley group of exploration targets lies adjacent to the Dayton resource area, trending south toward the southern-most end of the Comstock District that includes the southern portion of the Kossuth patented claim and the Dondero and Daney claims, and all of our placer mining claims in Spring Valley and Gold Canyon. The Spring Valley mineralized structures lie mostly concealed beneath a veneer of sediment gravels and the volcanic host rocks, and the structural controls of the mineralization defined for the Dayton resource area are known to continue south into Spring Valley. The exploration of Spring Valley will include phased drilling programs that will continue southerly from State Route 341 to the historic Daney mine site (Figure 4), with a potential strike length of approximately 9,600 feet.

On May 21, 2020, we enhanced our land position in Spring Valley by exercising our option with New Daney Company, Inc. (“New Daney”) to purchase seven unpatented lode mining claims in Spring Valley. These claims had been leased from New Daney since 2010. We paid a total of $100,000 for the claims. On October 8, 2020, we closed the transaction with a payment in full of the $85,000 balance.

We are proceeding to publish a separate S-K 1300 compliant, Initial Assessment technical report for the Dayton resource area to validate a mineral resource estimate. The new technical report will provide not only a new resource estimate, but also a phased drilling plan for further defining and expanding the resource for sustainable, profitable mining. We plan to continue to advance the Dayton resource area to full feasibility, towards a production-ready mine plan. Mining and processing on our 100% privately held lands should simplify and shorten the critical permitting chain.

Comstock Northern Exploration LLC (Occidental Lode and Other Northern Target Mineral Claims)

Tonogold has commenced further, detailed analysis of our northern targets that correlates historical data with modern geological assessments and reveals a potentially much larger exploration opportunity. Accordingly, we signed a Mineral Exploration and Mining Lease (“Exploration Lease”) with Tonogold for certain mineral properties in Storey County, Nevada. The lease is for an initial term of 5 years, with options to renew for an additional 15 years, as long as specific commitments are met, including Tonogold spending of at least $1.0 million per year on exploration and progressively validating progress through technical reports.
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The lease has a quarterly fee of $10,000 in the first year, escalating 10% per year thereafter. Tonogold is also required to reimburse all claim maintenance costs, third-party lease payments, and other costs associated with owning the properties. We retain a 1.5% to 3.0% NSR royalty on future mineral production from the properties. We also maintain an additional net royalty of 1.0% (that is, 25% of 4%) for the historic Sutro mining patents in Storey County, Nevada, through our 25% membership interest in Pelen, the 100% owner of Sutro. On September 1, 2020, we paid $100,000 for a one-year option to purchase the remaining 75% of the membership interests of Pelen for a purchase price of $3,750,000. If the option agreement is exercised, half of the option payment will be credited to the purchase price. See Note 2, Acquisitions, Investments and Divestitures, to our condensed consolidated financial statements.

The Exploration Lease includes the Occidental group and Gold Hill group of exploration targets, which contain many historic mining operations, including the Overman, Con Imperial, and Yellow Jacket mines, as well as the historically under-developed Occidental Lode, parallel to the main Comstock trend. We believe this will accelerate the development of these targets and enhance the value of our mineral property and royalty portfolio. Tonogold has permitted an exploration drilling program for these areas, and began drilling during the third quarter of 2020, commencing their announced $7.0 million drill program, including both core and RC drilling, focused on the historically significant Comstock Lode. Tonogold completed four holes totaling 5,511 feet of drilling on the leased properties during the year ended December 31, 2020, and completed eleven holes totaling 12,232 feet of drilling during the six months ended June 30, 2021.

Comstock Mining LLC (100% owner of the Lucerne Resource Area)

In January 2019, the Company and Tonogold entered into a Purchase Agreement, as restated and amended in September 2020, to sell to Tonogold our interests in Comstock Mining LLC, our wholly-owned subsidiary with sole net assets of the Lucerne properties and related permits. The transaction was completed September 8, 2020, with Tonogold receiving 100% of the membership interests and full control of Comstock Mining LLC. We received consideration including $7.1 million in cash, $6.1 million in Tonogold Series D Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock (“CPS”) with a fair value of $7.6 million, and a convertible note receivable (“Note”) with fair value of $6.1 million, net of a related contingent forward with a fair value of $2.0 million, for a total of $18.8 million, resulting in an $18.3 million gain.

We retained a 1.5% NSR royalty on the Lucerne properties. Tonogold also guaranteed the remaining payments for our membership interest in Northern Comstock, which owns and leases certain mineral properties in the Lucerne area, and assumed certain reclamation liabilities.

On March 3, 2021, we made a $812,500 payment to Northern Comstock pursuant to a notice of a One Payment Surplus Event, as required by the Northern Comstock operating agreement, as amended. The payment was triggered by our receiving net proceeds in excess of $6,250,000 from sources other than operations in connection with the direct sale of registered shares of common stock on March 4, 2021. Primarily as a result of the Northern Comstock accelerated payment, the Note was amended in March 2021, which included adding $812,500 to the principal amount of the Note for Tonogold’s Northern Comstock accelerated payment reimbursement obligation and an accommodation fee of $262,500, making the new principal amount $5,550,000, and extending the maturity date to March 31, 2022. On June 1, 2021, the Note was further amended to add $1.1 million to the principal amount of the Note for certain Tonogold, Northern Comstock and other reimbursement obligations and an accommodation fee of $100,000. See Note 2, Acquisitions, Investments and Divestitures, to our condensed consolidated financial statements.

Over the past two years, Tonogold, aided by the independent mining advisory firm of Mine Development Associates, has evaluated and remodeled the Lucerne mineral resource, and plans further exploration, development and economic feasibility assessments.

Current Projects - Real Estate

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Gold Hill Hotel

On February 1, 2021, we signed a new lease, as lessor, with Gold Hill Management LLC to lease the Gold Hill Hotel. The new lease term begins April 1, 2021 and ends on March 31, 2024. The agreement includes the payment of $19,500 in previously deferred rent from the previous month to month tenant, Crown Point Management LLC. The rent is $4,525 per month for the first year, inclusive of real estate taxes, increasing to $6,050 per month for the second year, and $7,575 per month for the third year. At the end of the three-year term, the tenant may renew the lease for up to two additional five-year periods, at a rate of $8,000 per month. See Note 10, Leases, to our condensed consolidated financial statements.

Sierra Springs Opportunity Fund, Inc.

Investment in SSOF - During 2019, Comstock invested $335,000 in Sierra Springs Opportunity Fund, Inc. (“SSOF”), a qualified opportunity zone fund, which wholly-owns a qualified opportunity zone business, Sierra Springs Enterprises (“SSE”). We expect to own approximately 9% of SSOF upon issuance by SSOF of all 75.0 million authorized shares to investors. As of June 30, 2021, we own 12% of the voting shares of SSOF and SSOF has received $12.0 million in equity from investors, including $335,000 from the Company and $525,000 (16.4% of voting shares) from our officers and directors. Our chief executive officer is president and a director of SSOF and an executive and a director of SSE.

Silver Springs Properties - On September 26, 2019, as amended, we entered into agreements with SSE to sell our two Silver Springs properties (“Silver Springs Properties”). The agreements include the sale of 98 acres of industrial land and senior water rights for $6.5 million and 160 acres of commercial land along with its rights in the membership interests of DTSS for $3.6 million. As of June 30, 2021, we have received deposits in cash and escrow from SSE totaling $0.4 million towards the purchase of the Silver Springs Properties, recorded in deposits under current liabilities on the condensed consolidated balance sheets. The transactions are expected to close during 2021.

Advance to SSOF - For the six months ended June 30, 2021, we advanced SSOF an additional $2,735,000, increasing total advances to $4.4 million, to be used by SSOF for deposits and payments on land and other facilities related to investments in qualified businesses in the opportunity zone. The advances are non-interest-bearing and are expected to be repaid during 2021, upon the sale of our Silver Springs Properties to SSE.

Outlook

We have approved a three-year, strategic plan with specific performance objectives designed to deliver per-share value over the next three years, while positioning the Company for continued growth beyond 2023. The plan objectives include establishing and growing the value of our existing mineral properties and royalty stakes, commercializing and growing existing, ESG-compliant, lithium-ion battery recycling and mercury remediation businesses and acquiring additional, accretive, ESG-based, natural resource material expansion opportunities, including the recently announced acquisitions and investments in RPS, GenMat and MANA and MANA’s related joint venture in LP Biosciences LLC (“LPB”) for industrial-scale hemp processing and extraction of winterized, decarbonized crude oils.

The plan objectives separately include monetizing over $25 million in non-strategic assets for funding these investments and their prospective growth. The specific performance objectives are shown under the Overview section above. The plan is designed to deliver significant per-share value increases over the next three years, while positioning the Company for continued growth thereafter.

Our annual operating expenditures, excluding depreciation and amortization, are planned at approximately $7.0 million, with approximately $2.0 million of that amount being reimbursed under the various Tonogold agreements, resulting in expected net operating expenses for 2021 of approximately $4.0 million.

During 2021, we expect to close the sale of the Silver Springs Properties for total proceeds of $10.1 million. The related agreements, as amended, included $0.4 million of non-refundable deposits released to the
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Company from escrow. We will use a portion of the proceeds from the sale to fund investments in LINICO, GenMat, MANA and LPB.

Our 2021 plans also include updating the Dayton’s current resource estimate and continuing southerly into Spring Valley with incremental exploration programs that include recently completed geophysical surveys, surface exploration and definition drilling of targets identified by the geophysical surveys, surface mapping, prior drilling and deeper geological interpretations that all lead to publishing a new, SK-1300 compliant, mineral resource estimate.

Our remaining 2021 plans include advancing the investment in and the commercialization of LINICO’s battery metal recycling operation, MANA and LPB industrial-scale hemp processing and extraction of winterized, decarbonized crude oils and MCU’s mercury remediation processing technologies.

We expect to exercise our $2.5 million Warrant and increase our investment in our LINICO lithium-ion battery recycling venture during the third quarter, resulting in a majority stake in LINICO and consolidating LINICO’s financial results into our consolidated financial statements.

We expect to expand our assets to include the extraction and valorization of a portfolio of critical and inevitably scarce materials, including the recently announced acquisition of MANA, scheduled to be the largest U.S.-based industrial hemp processor and extractor of winterized, decarbonized crude oils. With an initial preference for high cash throughput generators that complement our existing competencies and operations, we also are evaluating an additional transaction that we hope to close during the third quarter of 2021.

Corporate Information

The Company’s executive offices are located at 117 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s website address is www.comstockmining.com. The Company’s website and the information contained on, or that can be accessed through, the website are not part of this prospectus.
FORWARD LOOKING STATEMENTS

Certain statements contained in this prospectus or incorporated by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. Forward-looking statements include statements about matters such as: future industry market conditions; future explorations or acquisitions; future changes in our exploration activities; future prices and sales of, and demand for, our products; land entitlements and uses; permits; production capacity and operations; operating and overhead costs; future capital expenditures and their impact on us; operational and management changes (including changes in the Board of Directors); changes in business strategies, planning and tactics; future employment and contributions of personnel, including consultants; future land sales; investments, acquisitions, joint ventures, strategic alliances, business combinations, operational, tax, financial and restructuring initiatives, including the nature, timing and accounting for restructuring charges, derivative assets and liabilities and the impact thereof; contingencies; litigation, administrative or arbitration proceedings; environmental compliance and changes in the regulatory environment; offerings, limitations on sales or offering of equity or debt securities, including asset sales and associated costs; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, taxes, earnings and growth.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties, many of which are unforeseeable and beyond our control and
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could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in this prospectus or incorporated by reference in this prospectus and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and the following: adverse effects of climate changes or natural disasters; adverse effects of global or regional pandemic disease spread or other crises; global economic and capital market uncertainties; the speculative nature of gold or mineral exploration, mercury remediation and lithium, nickel and cobalt recycling, including risks of diminishing quantities or grades of qualified resources; operational or technical difficulties in connection with exploration or mercury remediation, metal recycling, processing or mining activities; costs, hazards and uncertainties associated with precious metal based activities, including environmentally friendly and economically enhancing clean mining and processing technologies, precious metal exploration, resource development, economic feasibility assessment and cash generating mineral production; costs, hazards and uncertainties associated with mercury remediation, metal recycling, processing or mining activities; contests over our title to properties; potential dilution to our stockholders from our stock issuances, recapitalization and balance sheet restructuring activities; potential inability to comply with applicable government regulations or law; adoption of or changes in legislation or regulations adversely affecting our businesses; permitting constraints or delays; ability to achieve the benefits of business opportunities that may be presented to, or pursued by, us, including those involving battery technology, mercury remediation technology and efficacy, quantum computing and advanced materials development, and development of cellulosic technology in bio-fuels and related carbon-based material production; ability to successfully identify, finance, complete and integrate acquisitions, joint ventures, strategic alliances, business combinations, asset sales, and investments that we may be party to in the future; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to capital constraints; equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, zinc, lithium, nickel, cobalt, cyanide, water, diesel, gasoline and alternative fuels and electricity); changes in generally accepted accounting principles; adverse effects of war, mass shooting, terrorism and geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies, equipment and raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to satisfy debt and lease obligations; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the Securities and Exchange Commission; potential inability to list our securities on any securities exchange or market or maintain the listing of our securities; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows, or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as may be required by securities or other law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
RISK FACTORS

In in shares of our Common Stock involves a high degree of risk. You should carefully consider the risks set forth under the caption “Risk Factors” in the 2020 Form 10-K and Form 10-Qs, which are incorporated in this prospectus by reference, as updated by any future filing we make under the Exchange Act. These risk are not the only ones faced by us. Additional risks not know, or that are deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. Any of these risks might cause you to lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares offered hereby by the seller, unless the seller is required to remit cash to the Company under the terms of the Note Purchase Agreement.

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SELLING STOCKHOLDER

Information about the selling stockholder (excluding its subsequent transferees, pledgees, donees and successors) is identified below. The seller may from time to time offer and sell shares of our Common Stock pursuant to this prospectus or any applicable prospectus supplement.

	Before Offering	After Offering
Name	Total Number of Shares Beneficially Owned	Number of Shares Offered (1)	Shares Beneficially Owned After Offering (1)	Percentage of Shares Beneficially Owned After Offering (1)
LP Biosciences LLC	3,500,000	3,500,000(2)	0	0.0%

(1)	Assumes all shares registered hereby are sold.

(2)	Please see the Company’s Current Report on Form 8-K filed with the Commission on July 29, 2021, which is hereby incorporated herein by reference.

DESCRIPTION OF COMMON STOCK
The information appearing under “Item 1. Description of Registrant’s Securities to be Registered” in the Form 8-A, is hereby incorporated by reference. The Company currently has 63,946,589 shares of Common Stock issued and outstanding.

PLAN OF DISTRIBUTION
The seller may, from time to time, sell any or all of its shares of Common Stock on the NYSE AMERICAN or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of Common Stock are sold through underwriters or broker-dealers, the seller will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of the sale or at negotiated prices. The seller may use any one or more of the following methods when selling shares:

•on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•in the over-the-counter market;
•in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•broker-dealers may agree with the seller to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of sale;

•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•any other method permitted pursuant to applicable law.
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The seller may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the seller may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the seller (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the rules of the NYSE AMERICAN or other stock exchange on which the Common Stock is traded.

In connection with the sale of the Common Stock or interests therein, the seller may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The seller may also sell shares of the Common Stock short and deliver these securities to close out short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The seller may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. The seller may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The seller and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the seller will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the seller or any other person. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required as determined by the Company in its sole discretion, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the seller and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. We will make copies of this prospectus available to the seller and have informed the seller of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale unless exempted from the prospectus delivery requirement.
The seller may pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if it defaults in the performance of secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of seller to include the pledgee, transferee or other successors in interest as seller under this prospectus. The seller also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

There can be no assurance that any seller will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

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Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

We will not receive any of the proceeds from the sale by the seller of the shares of Common Stock, unless the seller is required to remit cash to the Company under the terms of the Note Purchase Agreement. We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the seller will pay all underwriting discounts and selling commissions, if any.
VALIDITY OF THE SECURITIES
The validity of the securities offered and to be offered hereby and certain other legal matters will be passed upon for us by McDonald Carano LLP. Counsel for any underwriter or agent will be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Assure CPA, LLC, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our Common Stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses, except the Commission registration fee, are estimated.

Commission registration fee	$ 1,034.81
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$12,500.00
Miscellaneous expenses	$ 750.00
Total	$24,284.81

Item 15. Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws provide for the indemnification of a present or former director or officer. We indemnify any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by him. Nevada law also provides for discretionary indemnification for each person who serves as or at our request as an officer or director. We may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Nevada Law
Pursuant to the provisions of Nevada Revised Statutes 78.751, we shall indemnify any director, officer and employee as follows: every director, officer, or employee of ours shall be indemnified by us against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of us or is or was serving at our request as a director, officer, employee or agent of us, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board approves such settlement and reimbursement as being for our best interests. We shall provide to any person who is or was a director, officer, employee or agent of us or is or was serving at our request as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

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Item 16. Exhibits
(a) The exhibits listed in the following table have been filed as part of this registration statement.

Exhibit Number	Description of Exhibit
5.1	Opinion of McDonald Carano LLP regarding the validity of the securities registered hereunder.
23.1	Consent of McDonald Carano LLP (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Assure CPA, LLC.
24.1	Powers of Attorney of Directors and Certain Officers of the Registrant (included on the signature page hereof).

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
4823-5297-3306.3

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
4823-5297-3306.3

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
4823-5297-3306.3

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4823-5297-3306.3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Virginia City, Nevada, on September 30, 2021.

COMSTOCK MINING INC.
By:	/s/ Corrado De Gasperis
Corrado De Gasperis
Executive Chairman & Chief Executive Officer
(Principal Executive Officer and Principal Accounting
Officer)
POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Corrado De Gasperis as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to this registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in this registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

4823-5297-3306.3

Name	Title	Date
/s/ Corrado De Gasperis
Corrado De Gasperis	Executive Chairman & Chief Executive Officer and Director	September 30, 2021
(Principal Executive Officer and Principal Accounting Officer)
/s/ Kevin Kreisler
Kevin Kreisler	President & Chief Financial Officer (Principal Financial Officer)	September 30, 2021
/s/ Leo Drozdoff
Leo Drozdoff	Director	September 30, 2021
/s/ William Nance
William Nance	Director	September 30, 2021
/s/ Walter Marting
Walter Marting	Director	September 30, 2021
/s/ Judd Merrill
Judd Merrill	Director	September 30, 2021

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